SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  June 27, 2006

EXACT SCIENCES CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-32179	02-0478229
(Commission File Number)	(IRS Employer Identification No.)

100 Campus Drive, Marlborough, Massachusetts	01752
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (508) 683-1200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01          Entry into a Material Definitive Agreement.

On June 27, 2006, EXACT Sciences Corporation (the “Company”) entered into an Employment Agreement with Don M. Hardison, the Company’s President and Chief Executive Officer. Under the Employment Agreement, Mr. Hardison will be paid an annual salary of $355,000 and will be eligible to earn an annual performance bonus on the basis of the achievement of certain Company and personal objectives. Additionally, Mr. Hardison will be eligible to earn an annual retention bonus in the amount of $200,000, provided Mr. Hardison continues to be employed by the Company. The Employment Agreement provides that upon the occurrence of certain triggering events, Mr. Hardison will be entitled to receive any unpaid retention bonus, and severance payments for a period of twelve months at a rate equal to his base salary at the time of termination of employment. Additionally, this agreement provides a term of 24 months, subject to automatic twelve month renewals unless either Mr. Hardison or the Company provide sixty days prior written notice to the other of such party’s election not to extend the term of the Employment Agreement. A copy of the Employment Agreement is filed as Exhibit 10.1 to this Report on Form 8-K.

Item 9.01          Financial Statements and Exhibits.

(d)	Exhibits:

	10.1	Employment Agreement between the Company and Don M. Hardison dated June 27, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXACT Sciences Corporation

June 29, 2006	By:	/s/ Jeffrey R. Luber
Jeffrey R. Luber
Vice President, Chief Financial Officer, Treasurer, General Counsel, and Secretary

EXHIBIT INDEX

Exhibit Number	Description

10.1	Employment Agreement between the Company and Don M. Hardison dated June 27, 2006.